Exhibit 23.1

The Board of Directors

The Thaxton Group, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Thaxton Group, Inc. of our report dated March 8, 2002, related to the audits of the consolidated financial statements of The Thaxton Group, Inc. at December 31, 2001 and 2000, and for each of the years in the three year period ended December 31, 2001.

/s/    Cherry, Bekaert & Holland, L.L.P.

Charlotte, North Carolina

February 6, 2003